Exhibit 4.1(b)

Deed of Mutual Covenants

15 May 2006

CONTENTS

Consolidated text of the Agreement dated 15 May 2006	2

Agreement dated 28 June 1946	4

Supplemental Agreement dated 15 May 2006	6

Deed of Mutual Covenants 2006	1

Consolidated text of an Agreement dated 28th day of June 1946 BETWEEN UNILEVER PLC whose registered office is situate at Port Sunlight, Wirral, Merseyside, United Kingdom CH62 4ZD (hereinafter called “the English Company”) of the one part and UNILEVER N.V. whose registered office is at Rotterdam in the Netherlands (hereinafter called “the Dutch Company”) of the other part as amended by Supplemental Agreement dated the 15th day of May 2006.

WHEREAS:

(A)	By an Agreement (hereinafter referred to as “the 1938 Agreement”) dated the 28th day of April 1938 and made between the English Company of the one part and the Dutch Company of the other part after reciting (inter alia) that by an agreement (therein and hereinafter called “the 1937 Equalization Agreement”) made between the same parties and dated the 31st day of December 1937 provisions were made for the pooling of surplus profits of the two Companies and of surplus assets in a winding up and that the 1937 Equalization Agreement required for its proper working close cooperation between the parties it was agreed that the parties be under certain mutual obligations as therein specifically set forth.

(B)	It was a term of the 1938 Agreement that the same should continue in force so long as the 1937 Equalization Agreement remained in force and should terminate automatically on the termination of the 1937 Equalization Agreement.

(C)	Owing to the occupation of the Netherlands by the Germans during the years 1940 to 1945 doubts arose as to whether the 1937 Equalization Agreement was still effective under the laws of England and the parties being desirous of removing such doubts have immediately before the execution of these presents made a new agreement (hereinafter referred to as “the 1946 Equalization Agreement”) reaffirming the operative provisions of the 1937 Equalization Agreement.

(D)	Similar doubts having arisen with regard to the 1938 Agreement it has been agreed that these presents embodying certain variations of the 1938 Agreement which are desirable in consequence of the changed conditions resulting from the World War of 1939-45 shall be entered into in substitution for the 1938 Agreement which the parties hereto agree to regard as no longer in force.

(E)	Pursuant to the terms of the Equalization Agreement (as defined below), the amount of current profits of the two Companies for each financial period which the Boards of the two Companies decide from time to time should be distributed by way of dividend on the ordinary share capital of the Dutch Company and the English Company shall be utilised in providing for dividends on the ordinary share capitals of the Dutch Company and the English Company respectively upon an equalised basis, in accordance with the ratio of dividend entitlement. Accordingly, it is considered desirous that the assets of the two Companies be held so that the ratio of dividend generating capacity of the Dutch Company to that of the English Company does not materially differ from the ratio of dividend entitlement of the ordinary shareholders in the Dutch Company to that of the ordinary shareholders in the English Company except where the Dutch Company and the English Company jointly agree that any action to produce this result would not be beneficial for the group as a whole.

NOW IT IS HEREBY AGREED as follows:

1.	In this Agreement

(a) The expression “associated companies” means any company in which a controlling interest is vested directly or indirectly in the English Company or the Dutch Company, as the case maybe;

(b) The “Equalization Agreement” means the 1946 Equalization Agreement as amended by Supplemental Agreement dated 20th day of July, 1951 and Second Supplemental Agreement dated the 21st day of December, 1981 and the Third Supplemental Agreement of even date herewith and as may be amended hereafter from time to time;

(c) The “ratio of the dividend entitlement of ordinary shareholders in the Dutch Company to that of ordinary shareholders in the English Company” shall be the ratio of aggregate dividends to be paid on the Ordinary Share Capital of the Dutch Company from time to time to the aggregate dividends to be paid on the Ordinary Share Capital of the English Company from time to time on the footing set out in clause 4(b) of the Equalization Agreement; and

(d) The “ratio of the dividend generating capacity of the Dutch Company to that of the English Company” shall be the ratio of the forecast ability of the Dutch Company and its associated companies to generate amounts which it is capable of distributing by way of dividend to the forecast ability of the English Company and its associated companies to generate amounts which the English Company is capable of distributing by way of dividend, in each case for such period as the board of directors of both Companies consider reasonable.

2.	The English Company and its associated companies and the Dutch company and its associated companies agree to co-operate together in every way they reasonably can (but not in circumstances where they jointly agree that any action to produce this result would not be beneficial for the group as a whole) to ensure that the ratio of the dividend generating capacity of the Dutch Company to that of the English Company does not differ substantially from the ratio of the dividend entitlement of ordinary shareholders in the Dutch Company to that of the ordinary shareholders in the English Company.

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3.	The English Company and its associated companies and the Dutch Company and its associated companies shall co-operate in every way for the purpose of maintaining a common policy in every field of operations and shall exchange all relevant information from time to time with regard to their respective businesses.

4.	Without restricting the generality of the foregoing provisions of this Agreement but subject in all respects to all laws and regulations for the time being in force which may be appropriate and to all necessary consents or permits being obtained:

(a) Each party shall from time to time at the request of the other party use its best endeavours to purchase or procure the purchase on behalf of the other party or any of its associated companies on the best terms obtainable all raw materials which it may be in a position so to do.

(b) Each party shall from time to time supply to the other party full information and data in all technical financial commercial and other subjects likely to be of interest to the other party or any of its associated companies together with all such assistance and advice as may be desirable or necessary for this purpose.

(c) Each party shall on demand grant to the other party (free of consideration or royalties except where otherwise agreed) licences for the operation of all patents or patented or secret processes in its possession or under its control and licences or registered user of trade marks and shall communicate and explain to the other party every invention or discovery made or used by it or coming under its control.

5.	Each party shall procure its associated companies to take such steps as may be necessary or desirable to give full effect to the foregoing provisions of this Agreement.
5A.	The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

6.	This Agreement shall continue in force so long as the Equalization Agreement remains in force and shall terminate automatically on the termination of the Equalization Agreement.

7.	This Agreement shall be construed according to English law and if any dispute or question shall arise hereunder between the parties the same shall be referred to and finally determined by a single Arbitrator who shall be appointed by the parties to the dispute or in default of agreement by the President of the International Court of Justice at The Hague or by the High Court of Justice in England. Such Arbitration shall take place in accordance with the Arbitration Acts 1950 to 1996 or any statutory modification or re-enactment thereof from time to time in force and the award of such Arbitrator shall be final and binding on all parties.

8.	The Dutch Company hereby irrevocably appoints Messrs. Slaughter and May and their office for the time being as its address for service and as the persons duly authorised to accept service on its behalf of any notices or proceedings which it may be required to serve upon the Dutch Company hereunder.

In Witness whereof this Agreement has been duly executed by both parties.

The original agreement dated 28 June 1946 was signed on behalf of Lever Brothers and Unilever Limited by Mr. R. E. Huffam and Mr. A.G. Short, Directors, and on behalf of Lever Brothers & Unilever N.V. by A. Hartog and R.G. Jurgens, Directors.

Deed of Mutual Covenants 2006	3

THIS AGREEMENT is made the 28th day of June 1946 BETWEEN LEVER BROTHERS & UNILEVER LIMITED whose registered office is situate at Port Sunlight in the County of Chester (hereinafter called “Limited”) of the one part and LEVER BROTHERS & UNILEVER N.V. whose registered office is at Rotterdam in the Netherlands (hereinafter called “N. V.”) of the other part.

WHEREAS:

(A)	By an Agreement (hereinafter referred to as “the 1938 Agreement”) dated the 28th day of April 1938 and made between Limited of the one part and N. V. of the other part after reciting (inter alia) that by an agreement (therein and hereinafter called “the Equalization Agreement”) made between the same parties and dated the 31st day of December 1937 provisions were made for the pooling of surplus profits of the two Companies and of surplus assets in a winding up and that the Equalization Agreement required for its proper working close cooperation between the parties it was agreed that the parties be under certain mutual obligations as therein specifically set forth.

(B)	It was a term of the 1938 Agreement that the same should continue in force so long as the Equalization Agreement remained in force and should terminate automatically on the termination of the Equalization Agreement.

(C)	Owing to the occupation of the Netherlands by the Germans during the years 1940 to 1945 doubts arose as to whether the Equalization Agreement was still effective under the laws of England and the parties being desirous of removing such doubts have immediately before the execution of these presents made a new agreement (hereinafter referred to as “the 1946 Agreement”) reaffirming the operative provisions of the Equalization Agreement.

(D)	Similar doubts having arisen with regard to the 1938 Agreement it has been agreed that these presents embodying certain variations of the 1938 Agreement which are desirable in consequence of the changed conditions resulting from the World War of 1939-45 shall be entered into in substitution for the 1938 Agreement which the parties hereto agree to regard as no longer in force.

(E)	Limited carries on business for the most part in the British Empire as hereinafter defined and N.V. carries on business for the most part in other parts of the World.

NOW IT IS HEREBY AGREED as follows:

1.	In this Agreement

(a) The expression “associated companies” means any company in which a controlling interest is vested directly or indirectly in Limited or N.V. as the case may be; and

(b) The British Empire shall mean and include the United Kingdom, Eire, the Indian Empire, the Dominions, the Isle of Man, the Channel Islands, the British Colonies, Protectorates, Possessions, British Protected States, all territories in respect of which a Mandate on behalf of the League of Nations and/or Trusteeship on behalf of the United Nations has been accepted by His Majesty and his Administrators in the United Kingdom or in any Dominion and British Protected States.

2.	(a) Insofar as Limited and/or its associated companies own at the present time or shall hereafter acquire interests outside the British Empire Limited shall confer with N.V. with a view to such interests becoming vested in N.V. or its associated companies upon terms to be agreed and insofar as N.V. and/or its associated companies own at the present time or shall hereafter acquire interests within the British Empire N.V. shall confer with Limited with a view to such interests becoming vested in Limited or its associated companies upon terms to be agreed.

(b) Whenever opportunities shall arise for activities to be undertaken by Limited or its associated companies outside the British Empire Limited shall confer with N.V. as to the advisability of such activities being preferably undertaken by N.V. or its associated companies; and whenever opportunities shall arise for activities to be undertaken by N.V. or its associated companies within the British Empire N.V. shall confer with Limited as to the advisability of such activities being preferably undertaken by Limited or its associated companies.

3.	Limited and its associated companies and N.V. and its associated companies shall co-operate in every way for the purpose of maintaining a common policy in every field of operations and shall exchange all relevant information from time to time with regard to their respective businesses.

4	Deed of Mutual Covenants 2006

4.	Without restricting the generality of the foregoing provisions of this Agreement but subject in all respects to all laws and regulations for the time being in force which may be appropriate and to all necessary consents or permits being obtained:

(a) Each party shall from time to time at the request of the other party use its best endeavours to purchase or procure the purchase on behalf of the other party or any of its associated companies on the best terms obtainable all raw materials which it may be in a position so to do.

(b) Each party shall from time to time supply to the other party full information and data in all technical financial commercial and other subjects likely to be of interest to the other party or any of its associated companies together with all such assistance and advice as may be desirable or necessary for this purpose.

(c) Each party shall on demand grant to the other party (free of consideration or royalties except where otherwise agreed) licences for the operation of all patents or patented or secret processes in its possession or under its control and licences or registered user of trade marks and shall communicate and explain to the other party every invention or discovery made or used by it or coming under its control.

5.	Each party shall procure its associated companies to take such steps as may be necessary or desirable to give full effect to the foregoing provisions of this Agreement.

6.	This Agreement shall continue in force so long as the 1946 Agreement remains in force and shall terminate automatically on the termination of the 1946 Agreement.

7.	This Agreement shall be construed according to English law and if any dispute or question shall arise hereunder between the parties the same shall be referred to and finally determined by a single Arbitrator who shall be appointed by the parties to the dispute or in default of agreement by the President of the International Court of Justice at The Hague or by the High Court of Justice in England. Such Arbitration shall take place in accordance with the Arbitration Acts 1889 to 1934 or any statutory modification or re-enactment thereof and the award of such Arbitrator shall be final and binding on all parties.

8.	N.V. hereby irrevocably appoints Messrs. Slaughter & May and their office for the time being as its address for service and as the persons duly authorised to accept service on its behalf of any notices or proceedings which it may be required to serve upon N.V. hereunder.

IN WITNESS whereof this Agreement has been duly executed by both parties.

The original agreement dated 28 June 1946 was signed on behalf of Lever Brothers and Unilever Limited by Mr. R. E. Huffam and Mr. A. G. Short, Directors and on behalf of Lever Brothers & Unilever N.V. By A. Hartog and R. G. Jurgens, Directors.

Deed of Mutual Covenants 2006	5

THIS AGREEMENT is made the 15th day of May 2006 BETWEEN UNILEVER N.V. having its registered office at Rotterdam in the Netherlands (hereinafter called “the Dutch Company”) of the one part and UNILEVER PLC having its registered office at Port Sunlight, Wirral, Merseyside, United Kingdom CH62 4ZD (hereinafter called “the English Company”) of the other part SUPPLEMENTAL to an Agreement (hereinafter called “the Principal Agreement”) dated the 28th day of June 1946 and made between the Dutch Company (under its former name Lever Brothers & Unilever N.V.) of the one part and the English Company (under its former name Lever Brothers & Unilever Limited) of the other part.

WHEREAS:

(A)	The Dutch Company and the English Company have mutually agreed that the Principal Agreement shall be modified in manner hereinafter provided.

(B)	The terms set out in this Agreement have been duly sanctioned and the Directors of the Dutch Company and the English Company have respectively been authorised to enter into and carry into effect this Agreement (i) by Resolution of a general meeting of the Dutch Company having been duly convened and held on the 8th day of May 2006 and (ii) by an Ordinary Resolution of the English Company in general meeting of the English Company such meeting having been duly convened and held on the 9th day of May 2006.

NOW THIS AGREEMENT WITNESSES as follows:–

1.	The preamble to the Principal Agreement shall be amended by deleting the words “LEVER BROTHERS & UNILEVER LIMITED” and substituting therefor the words “UNILEVER PLC”, by deleting the words “Port Sunlight in the County of Chester” and substituting therefor the words “Port Sunlight, Wirral, Merseyside, United Kingdom CH62 4ZD”, and by deleting the words “LEVER BROTHERS & UNILEVER N.V.” and substituting therefor the words “UNILEVER N.V.”.

2.	The preamble to the Principal Agreement shall be amended by deleting the defined term “Limited” and substituting therefor the words “the English Company”, and the Principal Agreement shall be amended by deleting each occurrence of the defined term “Limited” and substituting therefor the words “the English Company”.

3.	The preamble to the Principal Agreement shall be amended by deleting the defined term “N.V.” and substituting therefor the words “the Dutch Company”, and the Principal Agreement shall be amended by deleting each occurrence of the defined term “N.V.” and substituting therefor the words “the Dutch Company”.

4.	Recital A of the Principal Agreement shall be amended by deleting the defined term “the Equalization Agreement” and substituting therefor the words “the 1937 Equalization Agreement”.
5.	Recital B of the Principal Agreement shall be amended by deleting each occurrence of the words “the Equalization Agreement” and substituting therefor the words “the 1937 Equalization Agreement”.

6.	Recital C of the Principal Agreement shall be amended by deleting each occurrence of the words “the Equalization Agreement” and substituting therefor the words “the 1937 Equalization Agreement”, and by deleting the defined term “the 1946 Agreement” and substituting therefor the words “the 1946 Equalization Agreement”.

7.	Recital E of the Principal Agreement shall be deleted and there shall be substituted therefor the following new recital:–

“(E) Pursuant to the terms of the Equalization Agreement (as defined below), the amount of current profits of the two Companies for each financial period which the Boards of the two Companies decide from time to time should be distributed by way of dividend on the ordinary share capital of the Dutch Company and the English Company shall be utilised in providing for dividends on the ordinary share capitals of the Dutch Company and the English Company respectively upon an equalised basis, in accordance with the ratio of dividend entitlement. Accordingly, it is considered desirous that the assets of the two Companies be held so that the ratio of dividend generating capacity of the Dutch Company to that of the English Company does not materially differ from the ratio of dividend entitlement of the ordinary shareholders in the Dutch Company to that of the ordinary shareholders in the English Company except where the Dutch Company and the English Company jointly agree that any action to produce this result would not be beneficial for the group as a whole.”

8.	Clause 1(a) of the Principal Agreement shall be amended by deleting the word “and”.

9.	Clause 1(b) of the Principal Agreement shall be deleted and there shall be substituted therefor the following new sub-clauses:–

“(b) The “Equalization Agreement” means the 1946 Equalization Agreement as amended by Supplemental Agreement dated the 20th day of July, 1951 and Second Supplemental Agreement dated the 21st day of December, 1981 and the Third Supplemental Agreement of even date herewith and as may be amended hereafter from time to time;

(c) The “ratio of the dividend entitlement of ordinary shareholders in the Dutch Company to that of ordinary shareholders in the English Company” shall be the ratio of aggregate dividends to be paid on the Ordinary Share Capital of the Dutch Company from time to time to the aggregate dividends to be paid on the Ordinary Share Capital of the English Company from time to time on the footing set out in clause 4(b) of the Equalization Agreement; and

6	Deed of Mutual Covenants 2006

(d) The “ratio of the dividend generating capacity of the Dutch Company to that of the English Company” shall be the ratio of the forecast ability of the Dutch Company and its associated companies to generate amounts which it is capable of distributing by way of dividend to the forecast ability of the English Company and its associated companies to generate amounts which the English Company is capable of distributing by way of dividend, in each case for such period as the board of directors of both Companies consider reasonable.”

10.	Clause 2 of the Principal Agreement shall be deleted and there shall be substituted therefor the following new Clause:–

“2. The English Company and its associated companies and the Dutch company and its associated companies agree to co-operate together in every way they reasonably can (but not in circumstances where they jointly agree that any action to produce this result would not be beneficial for the group as a whole) to ensure that the ratio of the dividend generating capacity of the Dutch Company to that of the English Company does not differ substantially from the ratio of the dividend entitlement of ordinary shareholders in the Dutch Company to that of the ordinary shareholders in the English Company.”

11.	The following further Clause shall be added as a new Clause 5A of the Principal Agreement:–

“5A. The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.”

12.	Clause 6 of the Principal Agreement shall be amended by deleting each occurrence of the words “the 1946 Agreement” and substituting therefor the words “the Equalization Agreement”.

13.	Clause 7 of the Principal Agreement shall be amended by deleting the words “the Arbitration Acts 1889 to 1934 or any statutory modification or re-enactment thereof” and substituting therefor the words “the Arbitration Acts 1950 to 1996 or any statutory modification or re-enactment thereof from time to time in force”.

14.	Clause 8 of the Principal Agreement shall be amended by deleting the words “Messrs. Slaughter & May” and substituting therefor the words “Messrs. Slaughter and May”.

15.	This Agreement shall be governed by, and construed in accordance with, English law.

16.	The Principal Agreement (which in all other respects is hereby confirmed) shall henceforth be read and construed as amended by Clauses 1 to 14 hereof.

IN WITNESS whereof this Agreement has been duly executed by both parties the day and year first before written.

The original agreement dated 15 May 2006 was signed on behalf of Unilever PLC by R. Kugler and A. M. Dillon, Director and Deputy Secretary respectively, and on behalf of Unilever N.V. by K. van der Graaf and J. van der Bijl, Director and Joint Secretary respectively.

Deed of Mutual Covenants 2006	7